Exhibit 3.1

UNOFFICIAL ENGLISH TRANSLATION OF

THE DEED OF CONVERSION AND AMENDMENT OF:

AVG HOLDING COÖPERATIEF U.A.

(NEW NAME: AVG TECHNOLOGIES N.V.)

The attached document is an unofficial English translation of the deed of conversion and amendment to the articles of association of AVG Holding Coöperatief U.A. (new name: AVG Technologies N.V.), having its corporate seat in Amsterdam, The Netherlands, executed on November 25, 2011.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in the translation, and if so, the Netherlands text will by law govern.

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CONVERSION AND

AMENDMENT TO THE ARTICLES OF ASSOCIATION

AVG HOLDING COÖPERATIEF U.A.

(new name: AVG Technologies N.V.)

This day, the twenty-fifth day of November two thousand and eleven, appeared before me, Mark Peter Bongard, Esq., civil law notary officiating in Amsterdam:

Zuleyma Diba Farina Bikker, born in Aruba, on the twenty-fourth day of January nineteen hundred and seventy-four, for these purposes electing as her place of residence the office of the aforementioned notary, Claude Debussylaan 54, 1082 MD Amsterdam, holder of the Netherlands passport with number NUP2H4FH1.

The appearing person declared as follows:

I.	PRESENT ARTICLES

AVG Holding Coöperatief U.A., a cooperative with excluded liability, organized and existing under the laws of the Netherlands, having its corporate seat in Amsterdam, The Netherlands, with address Koningslaan 17, 1075 AA Amsterdam, The Netherlands, registered with the trade register under number 52197204 (the “Cooperative”), was incorporated and its articles of association were recorded by the deed executed before Tjien Hauw Liem, Esq., civil law notary officiating in Amsterdam, on the third day of March, two thousand and eleven. The Cooperative’s articles of association now read as set forth in the above-mentioned document.

II.	RESOLUTION TO CONVERT AND TO AMEND THE ARTICLES OF ASSOCIATION

According to the attached written resolution (the “Resolution”), the Cooperative’s general meeting of members has resolved outside a meeting to convert the Cooperative into a public limited liability company (naamloze vennootschap) and in connection therewith to amend the Cooperative’s articles of association and to authorize the appearing person to have this deed executed and to sign it.

III.	CONVERSION AND AMENDMENT OF THE ARTICLES OF ASSOCIATION

Pursuant to the Resolution, the Cooperative is hereby converted into a public limited liability company (naamloze vennootschap) and its articles of association are amended in such a manner that they shall henceforth read as follows:

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ARTICLES OF ASSOCIATION

1.	DEFINITIONS

1.1	The following terms shall have the following meaning:

1.1.1	“Closing Shares” means the shares in the capital of the company held by each shareholder as at the twenty-fifth day of November, two thousand and eleven;

1.1.2	“General meeting” means the general meeting of shareholders of the company;

1.1.3	“Liquid Securities” means any securities that (1)(i) have been issued in a transaction registered under the United States Securities Act of 1933, as amended, and may be resold immediately following closing without compliance with the volume restrictions in Rule 144 and 145 of the United States Securities Act of 1933, as amended, or any other limitations imposed by contract, law or otherwise, (ii) which may be resold immediately following closing pursuant to a resale shelf registration statement without any limitation imposed by contract, law or otherwise or (iii) in the case of securities for which the principal trading market is the London Stock Exchange or NYSE Euronext (or another preeminent non-US exchange), may be re-sold on a basis which is at least as favourable as that described in clause (i) or (ii) above and (2) are listed on the New York Stock Exchange, NASDAQ Global Market, London Stock Exchange or NYSE Euronext (or another preeminent non-US exchange).

1.1.4	“Person” means any individual, corporation, joint venture, trust, unincorporated organization, limited liability company or partnership, government (or agency or political subdivision thereof) or any other entity of any kind;

1.1.5	“Permitted Dividend” means:

(a)	any distribution on shares (uitkering), provided that:

(i)	the payment of such dividend (uitkering) would not result in the company’s consolidated cash balance being below forty-five million dollars (USD 45,000,000.00) following payment of such dividend (uitkering); and

(ii)	the company’s consolidated Free Cash Flow (as defined in paragraph 18.3) for the most recently completed financial year is at least forty million dollars (USD 40,000,000.00); and

(iii)

(A) if the company’s consolidated Free Cash Flow for the most recently completed financial year is less than fifty-five million dollars (USD 55,000,000.00), such dividend (uitkering), together with all other dividends paid in respect of the most recently completed financial year, is not greater than fifty percent (50%) of Free Cash Flow for such financial

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year and (B) if the company’s consolidated Free Cash Flow for such financial year is fifty-five million dollars (USD 55,000,000.00) or more, such dividend (uitkering), together with all other dividends paid in respect of such financial year, is not greater than the Free Cash Flow for such financial year.

(b)	any Class D Cumulative Dividend paid pursuant to article 18, provided that:

(i)	the payment of such Class D Cumulative Dividend would not result in the company’s consolidated cash balance being below forty-five million dollars (USD 45,000,000.00) following payment of such Class D Cumulative Dividend; and

(ii)	the company’s consolidated Free Cash Flow for the most recently completed financial year is at least forty million dollars (USD 40,000,000.00); and

(iii)	if the company’s consolidated Free Cash Flow for the most recently completed financial year is less than fifty-five million dollars (USD 55,000,000.00), no more than fifty percent (50%) of such Class D Cumulative Dividend shall be paid pursuant to article 18;

provided, that to the extent any Class D Cumulative Dividend is not paid in full on the Payment Date therefor (as defined in these articles of association), such Class D Cumulative Dividend shall accumulate until paid in full pursuant to the terms of these articles of association.

1.1.6	“Prior Distributions” means the aggregate amount of seventy-eight million seven hundred eighty-two thousand one hundred and twenty-one dollars (USD 78,782,121.00), plus any dividend, distribution or redemption proceeds paid by the company in respect of any class D preferred share (including if paid on an as-if-converted basis) after the Original Issuance Date (as defined in paragraph 18.1) up to and including the date of a Liquidity Event (as defined in paragraph 23.5) or a conversion pursuant to paragraph 6.6 (including, without limitation, any Class D Cumulative Dividends, whether paid in connection with such Liquidity Event or prior thereto);

1.1.7

“Qualified Public Offering” means the firm-commitment underwritten public offering of the company’s securities (a)(i) consummated on or after the first day of May two thousand ten, (ii) in which the value of the company’s equity securities as of immediately prior to the closing of such offering (based on the price-to-the-public in such offering and the fully diluted shares outstanding) is not less than five hundred million dollars (USD 500,000,000.00) and the price per share is at least

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eleven dollars and eleven dollarcent (USD 11.11) (subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization), (iii) resulting in the company’s securities sold in such offering being listed for trading on either the New York Stock Exchange, NASDAQ Global Market, London Stock Exchange or NYSE Euronext Exchange (provided that if the company’s securities are listed on any such exchange, the company may also have its securities listed on the Warsaw Stock Exchange or Prague Stock Exchange), (iv) in which the company and/or its shareholders receive aggregate proceeds of at least seventy-five million dollars (USD 75,000,000.00) and (v) consummated in compliance with the provisions of Article 2(f) of the Conversion Shareholders Resolution (as defined in the Shareholders Agreement and as adopted by the general meeting) (in the event any adjustment to the conversion price of, or any additional compensation with respect to, the class D preferred shares is due or required thereunder in connection with such public offering of the company’s securities) or (b) initiated pursuant to Article 2.8 of the Shareholders Agreement (as defined below);

1.1.8	“Qualified Sale” means any other change of control of fifty percent (50%) or more of the outstanding voting power of the company, other than a Liquidity Event pursuant to Article 2.7 and 2.8 of the Shareholders Agreement in which the holders of class D preferred shares receive proceeds as set forth in paragraph 23.5;

1.1.9	“Shareholders Agreement” means a certain shareholders agreement, dated on or about the first day of October two thousand nine, as may be amended and restated from time to time, by and among the company, its shareholders, AVG Technologies N.V., a public company with limited liability, with corporate seat in Amsterdam, The Netherlands, and its office address at Gatwickstraat 9 -39, 1043 GL Amsterdam, The Netherlands, registered with the Trade Register under number 34231583, which company merged into the company per the twenty-fifth day of November, two thousand and eleven, and certain other parties.

2.	NAME AND SEAT.

2.1	The company’s name is: AVG Technologies N.V.

2.2	The company has its seat (zetel) in Amsterdam.

3.	OBJECTS

The company’s objects are:

(a)	to incorporate, participate in, conduct the management of and take any other financial interest in other companies and enterprises;

(b)	to render administrative, technical, financial, economic or managerial services to

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other companies, persons or enterprises;

(c)	to acquire, dispose of, manage and utilise real and personal property, including patents, marks, licences, permits and other industrial property rights;

(d)	to borrow and lend moneys, act as surety or guarantor in any other manner, and bind itself jointly and severally or otherwise in addition to or on behalf of others,

the foregoing whether or not in collaboration with third parties and inclusive of the performance and promotion of all activities which directly and indirectly relate to those objects, all this in the broadest sense of the terms.

4.	AUTHORISED CAPITAL. CLASSES OF SHARES.

4.1	The authorized capital amounts to two million two hundred and fifty thousand euro (EUR 2,250,000.00) and is divided in fifty million four hundred thirty-seven thousand five hundred (50,437,500) ordinary shares, fifty million four hundred thirty-seven thousand five hundred (50,437,500) class A shares, thirty-seven million eight hundred twenty-eight thousand one hundred twenty-five (37,828,125) class B1 shares, twelve million six hundred and nine thousand three hundred and seventy-five (12,609,375) class B2 shares, eleven million two hundred fifty thousand (11,250,000) class C shares, twelve million (12,000,000) class D preferred shares and fifty million four hundred thirty-seven thousand five hundred (50,437,500) class E shares, each with a nominal value of one eurocent (EUR 0.01). The composition of the authorized capital may change pursuant to the conversion of shares as set out in paragraph 6.6, so that the number of ordinary shares in the authorized capital is increased with the number of shares of a certain class being converted into ordinary shares, while the number of shares of such class in the authorized capital is decreased with that same number of shares.

4.2	All shares shall be registered. The ordinary shares shall be numbered consecutively from 1 onwards, the class A shares shall be numbered consecutively from A-1 onwards, the class B1 shares shall be numbered consecutively from B1-1 onwards, the class B2 shares shall be numbered consecutively from B2-1 onwards, the class C shares shall be numbered consecutively from C-1 onwards, the class D preferred shares shall be numbered consecutively from D-1 onwards and the class E shares shall be numbered consecutively from E-1 onwards. Share certificates shall not be issued.

4.3	References in these articles of association to “shares” and “shareholders” shall include all ordinary shares and all classes of shares and the holders of those shares, except where the context requires otherwise.

5.	SHAREHOLDERS’ REGISTER

5.1	The company’s Board of Managing Directors will keep a register in which the names and addresses of all holders of shares will be recorded, specifying the date on which they

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acquired their shares, the date of acknowledgement by or service upon the company and the amount paid up on each share and class of share.

The register shall also contain the names and addresses of all owners of a usufruct or pledge on those shares, specifying the date on which they acquired such usufruct or pledge, the date of acknowledgement by or service upon the company and what rights they have been granted attaching to the shares under subsections 2 and 4 of Sections 2:88 and 2:89 of the Dutch Civil Code.

5.2	Section 2:85 of the Dutch Civil Code shall apply to the register.

6.	ISSUANCE OF SHARES. CONVERSION OF SHARES

6.1	Shares may be issued pursuant to a resolution by the general meeting, or by another body of the company designated for that purpose by a resolution of the general meeting for a fixed period, not exceeding five (5) years. On such designation the number of shares which may be issued must be specified. The designation may be extended, from time to time, for periods not exceeding five (5) years. Unless such designation provides otherwise, it may not be withdrawn.

Issuance shall be by means of a notarial deed, executed before a civil-law notary authorised to practice in the Netherlands, and to which those involved are party.

6.2	With due observance of the restrictions provided by law, shareholders shall have pre-emptive rights with respect to any further share issue in proportion to the total nominal value of their individual shareholdings.

6.3	Likewise, shareholders shall have pre-emptive rights with respect to the granting of options to subscribe to shares.

6.4	Prior to each single issue, the right of pre-emption may be limited or excluded by a resolution of the general meeting subject to the provisions of paragraph 12.3(b). If less than one-half of the company’s issued capital is represented at the meeting, a majority of at least two-thirds (2/3) of the votes cast shall be required for a resolution of the general meeting to limit or exclude such right of pre-emption.

6.5	When a share is issued, its par value must be fully paid up. It may be stipulated that a portion of the share’s par value, not exceeding three-fourths (3/4) thereof, need not be paid until after such portion is called up by the company.

6.6

At the request of the relevant shareholder or upon the consummation of a Qualified Public Offering, in each case in accordance with the terms of the Conversion Shareholders Resolution, class A shares, class B1 shares, class B2 shares, class C shares, class D preferred shares and class E shares may be converted into ordinary shares against the conversion rate (which may not be below the par value of the shares) and in accordance with the other terms and conditions as determined by the general meeting. The conversion of shares shall be

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implemented by the Board of Managing Directors. Within eight (8) days after the conversion of shares is implemented, a special declaration regarding the conversion shall be deposited by the Managing Directors at the offices of the Chamber of Commerce and Industry of the district in which the company is registered. This declaration shall include the changes which were made to the composition of the issued and authorized capital of the company as a result of the conversion of shares.

7.	OWN SHARES

7.1	With due observance of the relevant statutory provisions, the company may acquire its own fully-paid shares or depositary receipts, however, subject to the maximum permitted by law.

7.2	The company may grant loans for the purpose of subscribing to or acquiring shares in its capital or depositary receipts thereof to the extent permitted by Dutch law.

8.	TRANSFER OF SHARES. USUFRUCT. PLEDGE. DEPOSITARY RECEIPTS

8.1	The transfer of shares or any restricted rights attaching to shares shall require a notarial deed, executed before a civil-law notary authorised to practice in the Netherlands, to which those involved are party.

8.2	The transfer of shares or any restricted rights attaching to shares as referred to in paragraph 1 - including the creation and relinquishment of restricted rights - shall, by operation of law, also be valid vis-à-vis the company.

The rights attaching to shares cannot be exercised until the company either acknowledges the juristic act or is served with the notarial deed in accordance with the relevant statutory provisions, except where the company is party to the juristic act.

8.3	The voting rights shall be vested in the pledgee if such is provided upon the creation of the pledge and if the transfer of the voting rights has been approved by the general meeting.

If the pledgee’s rights pass to any other person, the voting rights shall only pass to that person if the general meeting approves the transition of the voting rights. A pledgee who does not have the voting rights shall not have the rights conferred by law upon depositary receipt holders.

8.4	The company shall not cooperate in issuing depositary receipts for its shares.

9.	BOARD OF MANAGING DIRECTORS

9.1	The company shall be run by a Board of Managing Directors consisting of one or more Managing Directors. The number of the Managing Directors shall be determined by the general meeting.

9.2	The general meeting shall appoint the Managing Directors.

9.3	The general meeting shall at all times have the power to suspend or dismiss a Managing Director.

9.4	The Board of Supervisory Directors shall at all times have the power to suspend any member

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of the Board of Managing Directors. Any such suspension may at all times be withdrawn by the general meeting.

9.5	The general meeting shall determine the remuneration of each Managing Director, as well as his other terms and conditions of employment.

10.	MANAGERIAL DUTIES. DECISION-MAKING. DIVISION OF DUTIES

10.1	Subject to the restrictions set forth in these articles of association, the Board of Managing Directors shall be in charge of running the company. In the performance of their duties the Managing Directors shall be guided by the interests of the company and the enterprise connected with it.

10.2	The Board of Managing Directors may adopt rules and regulations governing the decision-making process of the Board of Managing Directors. These rules and regulations shall require the approval of the Board of Supervisory Directors.

10.3	The Board of Managing Directors shall make a division of duties. Such a division shall require the approval of the Board of Supervisory Directors.

10.4	The Board of Managing Directors may pass resolutions outside a meeting, provided that the motion is submitted to all Managing Directors and none of them objects to this manner of decision-making.

11.	REPRESENTATIVE AUTHORITY

11.1	The Board of Managing Directors shall represent the company. The authority to represent the company shall also be vested in every Managing Director individually.

11.2	The Board of Managing Directors may appoint officers and grant them a general or special power of attorney. Every attorney in fact shall represent the company within the bounds of his authorisation. Their title shall be determined by the Board of Managing Directors.

11.3	In the event that the company has a conflict of interest with a Managing Director, in the sense that the Managing Director in a private capacity enters into an agreement with, or is party in a legal proceeding between him and the company, the company shall be represented by one of the other Managing Directors. If there are no such other Managing Directors, the general meeting shall appoint a person to that effect. Such person may be the Managing Director in relation to whom the conflict of interest exists.

In all other cases of a conflict of interest between the company and a Managing Director, the company can also be represented by that Managing Director.

The general meeting shall at all times be authorized to appoint one or more other persons to that effect.

12.	RESTRICTIONS ON THE POWERS OF THE BOARD OF MANAGING DIRECTORS

12.1	The Board of Managing Directors shall not take, nor permit any of the company’s subsidiaries any of the following actions (whether by merger, consolidation, operation of law

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or otherwise) unless such actions have been approved by a majority vote of the entire Board of Supervisory Directors, without regard to any vacancies that may arise from time to time:

(a)	engaging in any business other than developing and marketing security software or internet activities or acting as a holding company with respect to other companies engaged in any such business;

(b)	issuing any loan to any Person, or the issuing of any guaranty of the indebtedness or other obligations of any Person;

(c)	incurring any indebtedness, unless the incurrence of the relevant indebtedness is permitted by the Budget (as hereinafter defined) for such year; pledging, or permitting other encumbrances on, any assets; or entering into arrangements which have the economic effect of guaranteeing the indebtedness of any Person;

(d)	making any expenditure in an amount exceeding one million dollars (USD 1,000,000.00) in the aggregate in any year on a consolidated basis, unless such expenditure is permitted by the Budget for such year;

(e)	ceasing business operations;

(f)	entering into or consummating any transaction for the sale, rental, exchange, license or other disposition of any material intellectual property rights or other assets or granting an option to this effect;

(g)	entering into any contract requiring the expenditure of more than one million dollars (USD 1,000,000.00) in any year on a consolidated basis, unless such expenditure is permitted by the Budget for such year;

(h)	exercise of voting rights with respect to the equity securities of any of the company’s subsidiaries with respect to any of the matters set forth in this paragraph 12.1 or the next paragraph 12.2;

(i)	making any investment, acquisition or disposition (whether by acquisition of assets, securities or otherwise and whether by the payment of cash, securities or otherwise) in an amount exceeding two million dollars (USD 2,000,000.00), unless such expenditure is permitted by the Budget for such year;

(j)	employing any person having an annual compensation in excess of three hundred thousand dollars (USD 300,000.00) per year or materially modifying the terms and conditions of employment of any person entitled to an annual compensation in excess of such amount (including terminating the employment of any such person);

(k)	forming or entering into any joint venture, partnership, profit-sharing arrangement, revenue-sharing arrangement or similar arrangement with any other Person outside the ordinary course of business or in excess of one million dollars (USD 1,000,000.00) in value;

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(l)	setting up any gratuity, profit-sharing, bonus or stock option plan, pension scheme or other employee benefit plan, or amending or modifying any existing plan or scheme;

(m)	determining the level of remuneration and other terms and conditions of employment of the President or Chief Executive Officer of the group of companies including the company and its subsidiaries, or any other member of the management of Grisoft s.r.o. or any other subsidiary, including basic remuneration, bonuses and other benefits;

(n)	appointing or changing an accountant to audit the accounts of the company or its subsidiaries;

(o)	appointing or electing any director or member of a Board of Directors or similar governing body of any subsidiary, including, without limitation, appointing any Managing Directors (jednatels) of AVG Technologies CZ, s.r.o. or the Czech subsidiaries (including but not limited to the Chief Financial Officers thereof);

(p)	approving the consolidated capital and operating expense budgets of the company and its subsidiaries for each year (each, a “Budget”), including the profit and loss statements, balance sheets and cash flow statements;

(q)	declaring or paying any dividends, or making any distributions, in respect of any shares or other equity securities of the company, except for any dividends required to be made in respect of the class D preferred shares in accordance with these articles of association or Article 1.12 of the Shareholders Agreement;

(r)	other than in connection with a Qualified Public Offering, effecting any public offering by the company of any securities of the company;

(s)	other than in connection with a Qualified Sale, entering into or consummating: (A) a merger or consolidation with or into any other entity; (B) any acquisition by any Person (or group of affiliated or associated Persons) of beneficial ownership of a majority of the equity of the company or any material subsidiary (whether or not by means of newly-issued shares) in a single transaction or a series of related transactions; or (C) any other change of control of fifty percent (50%) or more of the outstanding voting power of the company;

(t)	effecting the dissolution, liquidation or winding up of the company or any subsidiary or consummating any other corporate reorganization, recapitalization or transaction which results in the sale, lease, license or exchange of all or substantially all of the company’s or such subsidiary’s assets;

(u)

other than in connection with a Qualified Public Offering, increasing the authorized share capital of the company or authorising or issuing, or obligating itself to issue, any equity securities, debt securities with any equity participation or any securities

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convertible into or exercisable or exchangeable for any such securities;

(v)	taking, or agreeing to take, any action for which consent or approval is required pursuant to paragraph 12.2;

(w)	entering into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the above specified approvals; or

(x)	developing and implementing a long term strategic plan for the company or any of its subsidiaries.

12.2	Without prejudice to the other provisions set forth in these articles of association governing the powers of the Board of Managing Directors, the Board of Managing Directors shall neither take, nor permit any of its subsidiaries to take any of the following actions (whether by merger, consolidation, operation of law or otherwise) without the prior written approval of the meeting of the holders of class A shares and the meeting of the holders of class D preferred shares, in each case subject to each of such shareholders (together with its affiliates) beneficially owning at least seventy-five percent (75%) of its respective Closing Shares (and in respect of paragraph 12.1(g) and 12.1(h), for as long as each of the holders of D preferred shares (together with its affiliates) beneficially owns fifty percent (50%) of its Closing Shares):

(a)	incurring any indebtedness in an amount exceeding ten million dollars (USD 10,000,000.00) in the aggregate in any year on a consolidated basis, unless the incurrence of the relevant indebtedness is permitted by the Budget for such year; pledging, or permitting other encumbrances on, any assets; or entering into arrangements which have the economic effect of guaranteeing the indebtedness of any Person;

(b)	making any expenditure (other than any investment, acquisition or disposition contemplated in paragraph 12.2(c) below) in an amount exceeding five million dollars (USD 5,000,000.00) in the aggregate in any year on a consolidated basis, unless such expenditure is permitted by the Budget for such year;

(c)	making any investment, acquisition or disposition (whether by acquisition of assets, securities or otherwise and whether by the payment of cash, securities or otherwise) excluding acquisitions or dispositions having (A) a value in any year below twenty-five million dollars (USD 25,000,000.00) (in the aggregate on a consolidated basis), and (B) which involve cash payments by the company or its subsidiaries in any year of not more than twelve million five hundred thousand dollars (USD 12,500,000.00) (in the aggregate on a consolidated basis);

(d)	changing an accountant to audit the accounts of the company or its subsidiaries;

(e)	declaring or paying any dividends, or making any distributions, in respect of any

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shares or other equity securities of the company, except for a Permitted Dividend;

(f)	effecting any public offering by the company of any securities of the company, other than a Qualified Public Offering;

(g)	restructuring, reorganizing or taking any other action that would cause the company to become a partnership for tax purposes or become a pass-through entity for tax purposes;

(h)	increasing the authorised share capital of the company or authorising or issuing, or obligating itself to issue, any equity securities, debt securities with any equity participation or any securities convertible into or exercisable or exchangeable for any such securities, in any case (A) ranking senior to, or on parity with, the class D preferred shares as to liquidation, sale or merger preferences, redemption, or dividend rights, (B) with any class or special voting rights, (C) having any preference in excess of the purchase price therefore or (D) having a par value per share in excess of one eurocent (EUR 0.01); or

(i)	entering into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the above specified approvals.

12.3	The Board of Managing Directors shall neither take nor permit any of its subsidiaries to take any of the following actions (whether by merger, consolidation, operation of law or otherwise) without the prior written approval of the general meeting, which approval resolution shall be taken with a majority of eighty-five percent (85%) of the issued and outstanding shares in the Company’s capital, provided that such eighty-five percent (85%) shall include the votes of: (a) any shareholder holding (together with its affiliates) fifteen percent (15%) or more of the issued and outstanding shares; (b) any shareholder holding (together with its affiliates) at least ten percent (10%) of the issued and outstanding shares, but less than fifteen percent (15%), if such shareholder (together with its affiliates) continues to beneficially own its Closing Shares; (c) the holders of class E shares for so long as they beneficially own (together with their affiliates) ten per cent (10%) of the issued and outstanding shares; and (d) in respect of paragraphs (a), (c) and (d) of this paragraph 12.3, the holders of the class D preferred shares for so long as each of them beneficially owns (together with its affiliates) at least fifty percent (50%) of its Closing Shares:

(a)

engaging in any transactions or agreements, or modifying or terminating any agreements with (A) any shareholder, (B) any affiliate of any shareholder, (C) other than employment contracts and compensation arrangements made in the ordinary course of business with officers or members of the Board of Managing Directors, any director, officer, executive committee member or board member (including the members of the Board of Managing Directors and the Board of Supervisory

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Directors) of the company, any subsidiary or any shareholder or any affiliate of any of the foregoing or (D) any family or household member of any of the foregoing (all such transactions and agreements referred to in this paragraph (a), “Related Party Transactions”);

(b)	delegating the right to issue shares (including, for the avoidance of doubt, dividend-bearing shares) in the capital of the company, and to exclude applicability of pre-emptive rights with respect to such issuance, to any body other than the general meeting;

(c)	amending, altering or repealing any provision of the articles of association or the Conversion Shareholders Resolution or making any modification or alteration of the designations, preferences, powers, rights or restrictions provided for the benefit of the shares thereunder;

(d)	other than in connection with a Qualified Sale, entering into or consummating: (A) a merger or consolidation with or into any other entity; (B) any acquisition by any Person (or group of affiliated or associated Persons) of beneficial ownership of a majority of the equity of the company or any material subsidiary of the company (whether or not newly-issued shares) in a single transaction or a series of related transactions; or (C) any other change of control of fifty percent (50%) or more of the outstanding voting power of the company;

(e)	consummating a demerger involving the company or any subsidiary or their respective assets;

(f)	other than in connection with a Qualified Sale, effecting the dissolution, liquidation or winding up of the company or any of its subsidiaries or consummating any other corporate reorganization, recapitalization or transaction which results in the sale, lease, license or exchange of all or substantially all of the company’s or such subsidiary’s assets;

(g)	other than in connection with a Qualified Public Offering and other than the issuance of up to five million five hundred nine thousand nine hundred and forty-eight (5,509,948) class C shares in accordance with the company’s share option plan, the issuance of shares (including, for the avoidance of doubt, dividend-bearing shares) or the grant of options, warrants or other equity securities or rights to acquire shares, or the exclusion of preemptive rights with respect to the issuance of shares or the grant of options, warrants or other equity securities or rights to acquire shares in each case in the company’s share capital;

(h)	the issuance of shares or the grant of options, warrants or other equity securities or rights to acquire shares, in a subsidiary’s share capital to any Person other than the

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company or another subsidiary;

(i)	except in connection with the exercise of its right of first refusal pursuant to Article 2.3 of the Shareholders Agreement, effecting any redemption or repurchase of shares or any other reduction of the share capital of the company or any subsidiary;

(j)	filing a petition for the voluntary bankruptcy (faillissement) or suspension of payments (surseance van betaling) of the company or any subsidiary; or

(k)	entering into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the above specified approvals.

12.4	The Board of Managing Directors must comply with any such instructions outlining the company’s general financial, social, economic or staffing policy to be pursued by the Board of Managing Directors as may be given by the general meeting.

12.5	The absence of approval as defined in this article cannot be invoked by or against any third party.

13.	ABSENCE. INABILITY TO ACT

If a Managing Director is absent or unable to act, the remaining Managing Director(s) shall be temporarily charged with the management of the company. If the sole Managing Director is or all Managing Directors are absent or unable to act, the Board of Supervisory Directors shall be temporarily charged with the management of the company and shall be authorised to temporarily entrust the management of the company to one or more persons, who may be a Supervisory Director.

14.	BOARD OF SUPERVISORY DIRECTORS

14.1	The company shall have a Board of Supervisory Directors, consisting of up to eight (8) natural persons.

14.2	The general meeting shall appoint the Supervisory Directors.

14.3	The general meeting shall at all times have the power to suspend and dismiss the Supervisory Directors.

14.4	The Supervisory Directors shall periodically retire in accordance with a roster drawn up by the general meeting. Every retiring Supervisory Director may be reappointed.

14.5	The general meeting shall determine the remuneration of every Supervisory Director.

15.	DUTIES AND POWERS OF THE BOARD OF SUPERVISORY DIRECTORS

15.1	The duty of the Board of Supervisory Directors shall be to supervise the policies of the Board of Managing Directors and the general course of affairs of the company and its affiliated business. In the performance of their duties the Supervisory Directors shall be guided by the interests of the company and the enterprise connected with it.

The Board of Supervisory Directors shall give advice to the Board of Managing Directors.

15.2	The Board of Managing Directors shall timely provide the Board of Supervisory Directors

15

with any such information as may be necessary for the Board of Supervisory Directors to perform its duties.

15.3	The Board of Supervisory Directors shall have access to the buildings and grounds of the company and be authorised to inspect the company’s accounts and records. The Board of Supervisory Directors may appoint one or more persons from their midst or any expert to perform any of their duties. The Board of Supervisory Directors may always call in the assistance of experts.

16.	WORKING METHOD AND DECISION-MAKING PROCESS OF THE BOARD OF SUPERVISORY DIRECTORS

16.1	The Board of Supervisory Directors shall appoint from their midst a chairman and a deputy chairman, who shall substitute for the chairman in his absence.

16.2	If the chairman and the deputy chairman are absent during a meeting, a chairman shall be appointed at the meeting.

16.3	The Board of Supervisory Directors shall meet as often as the chairman, two (2) other Supervisory Directors or the Board of Managing Directors may deem necessary.

16.4	Resolutions adopted by Board of Supervisory Directors at a meeting shall be valid only if the majority of the Supervisory Directors were present or represented during that meeting.

16.5	A Supervisory Director may grant another Supervisory Director a written power of attorney to represent him for a specific meeting of the Board of Supervisory Directors. A written power of attorney shall mean a power of attorney transmitted via standard means of communication and received in written form. A Supervisory Director may not represent more than one (1) other Supervisory Director.

16.6	The Board of Supervisory Directors may pass resolutions outside a meeting, provided that the motion is submitted to all Supervisory Directors and none of them objects to this manner of decision-making.

16.7	The Board of Supervisory Directors shall have meetings with the Board of Managing Directors as often as the Board of Supervisory Directors or the Board of Managing Directors deems any such meeting necessary.

17.	FINANCIAL YEAR. ANNUAL ACCOUNTS

17.1	The company’s financial year shall correspond with the calendar year.

17.2	Within five (5) months of the end of the company’s financial year, the Board of Managing Directors shall draw up the annual accounts unless, in special circumstances, an extension of this term by not more than six (6) months is approved by the general meeting.

17.3	The general meeting shall adopt the annual accounts.

18.	PROFITS

18.1	The holders of class D preferred shares shall be entitled to receive, in cash, when, as and if

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declared by the general meeting, out of funds legally available therefor and subject to applicable law, cumulative dividends (uitkeringen) at the per share rate of three seventy-five/hundredth percent (3.75%) of the Original Issue Price (as defined below) per annum as adjusted for subsequent share dividends, share splits, combinations, recapitalizations or the like with respect to such share (the “Class D Cumulative Dividend”) from the later of (i) the date of original issuance of such share or (ii) the date of conversion of such share into a class D preferred share pursuant to these articles (the “Original Issuance Date”), which dividends (uitkeringen) shall accumulate daily in arrears, whether or not such dividends (uitkeringen) are declared. To the extent permitted under applicable law, the Class D Cumulative Dividend shall be paid on or before forty-five (45) days after the close of each financial quarter (each, a “Payment Date”); provided that: (i) the Class D Cumulative Dividend shall not be paid on any Payment Date to the extent that (A) the payment of such Class D Cumulative Dividend would result in the company’s consolidated cash balance being below forty-five million dollars (USD 45,000,000.00) following payment of such Class D Cumulative Dividend on such Payment Date or (B) the company’s Free Cash Flow (as defined below) for the most recently completed financial year prior to such Payment Date did not exceed forty million dollars (USD 40,000,000.00); and (ii) if the company’s Free Cash Flow for the most recently completed financial year prior to such Payment Date is at least forty million dollars (USD 40,000,000.00) but is less than fifty-five million dollars (USD 55,000,000.00) and the other conditions to such payment set forth in clause (i) are also satisfied, then fifty percent (50%) of the Class D Cumulative Dividend otherwise payable shall be paid (the events in (i) and (ii) (the “Payment Conditions”). In the event that the Class D Cumulative Dividend is not paid in full on the applicable Payment Date as a result of the company’s failure to satisfy the payment conditions, the Class D Cumulative Dividend shall accumulate at the rate per share of and three seventy-five/hundredth percent (3.75%) per annum and the company shall pay such accumulated Class D Cumulative Dividend on the next Payment Date on which the Payment Conditions have been satisfied, in addition to any other Class D Cumulative Dividends payable on such Payment Date.

18.2	Subject to applicable law, the company may (when, as and if declared by the general meeting) declare and distribute dividends (uitkeringen) among the holders of Class D preferred shares, class E shares, class C shares, class B1 shares, class B2 shares, class A shares and ordinary shares pro rata based on the number of shares held by each, determined on an as-if-converted basis (assuming full conversion of all class D preferred shares, class E shares, class C shares, class B1 shares, class B2 shares and class A shares into ordinary shares) as of the record date with respect to the declaration of such dividends; provided, however, that such dividends constitute Permitted Dividends.

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Notwithstanding the foregoing, to the extent that the Class D Cumulative Dividend has not been paid in full on the applicable Payment Date for any reason other than the company’s failure to satisfy the Payment Conditions, no dividends may be declared or distributed pursuant to this paragraph until such time as all accumulated but unpaid class D Cumulative Dividends have been paid in full.

18.3	For purposes of these articles of association, “Free Cash Flow” shall mean, with respect to any financial year, (i) the consolidated cash flow of the company and its subsidiaries from operations for such financial year plus (ii) any cash paid by the company or any of its subsidiaries for acquisition of any securities or other assets in such financial year (but only to the extent such amounts (A) actually reduced the consolidated cash flow of the company and its subsidiaries for such financial year and (B) did not constitute capital expenditures), less (iii) any capital expenditures made by the company and its subsidiaries in such financial year (including capital expenditures in connection with the acquisition of securities or assets), less (iv) any capitalized software amounts in respect of such financial year plus (v) any investment banking, legal, accounting and other related fees, costs and expenses incurred during such financial year (but only to the extent such fees, costs and expenses actually reduced the consolidated cash flow of the company and its subsidiaries for such financial year) in connection with any acquisition or attempted acquisition of another entity by the company or any of its subsidiaries (whether by merger, consolidation, acquisition of all or substantially all of the equity or assets of such entity or otherwise), in each case, determined on a consolidated basis in accordance with International Financial Reporting Standards (IFRS), as set forth in the company’s financial statements for the applicable financial year (whether audited or unaudited as of the date such dividend is declared or paid); provided that Free Cash Flow with respect to any financial year shall be reduced by the amount of dividends paid in any prior financial year to the extent such dividends would not have been permissible under paragraph 18.2 had the Free Cash Flow for such prior financial year been calculated based on the company’s audited financial statements for such financial year and not the unaudited financial statements for such financial year.

18.4	The company can only make distributions to the extent its equity exceeds the paid and called up part of the capital increased with the reserves which must be maintained pursuant to the law.

18.5	Subject to the limitations set forth in paragraphs 18.1, 18.2 and 18.3, dividends (dividend) shall be paid after the adoption of the annual accounts evidencing that the payment of dividends (dividend) is lawful. Dividends (dividend) are due and payable immediately after they are declared, unless the general meeting fixes another date in the relevant resolution.

18.6	Subject to the limitations set forth in paragraphs 18.1, 18.2 and 18.3, the general meeting

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may resolve to pay interim dividends (uitkeringen), if the requirement of paragraph 18.4 has been met as evidenced by an interim statement of assets and liabilities.

Such interim statement shall relate to the condition of such assets and liabilities on a date no earlier than the first day of the third month preceding the month in which the resolution to distribute is published.

It shall be prepared on the basis of generally acceptable valuation methods. The amounts to be reserved under law shall be included in such statement of assets and liabilities. The interim statement of assets and liabilities shall be signed by the Managing Directors, if the signature of one of them is missing, this fact and the reason for such omission shall be stated.

The company shall deposit the statement of assets and liabilities with the trade register within eight (8) days after the day on which the resolution to distribute is published.

18.7	The general meeting may, with due observance of paragraph 4, resolve to make distributions out of a reserve which need not be kept by law.

18.8	A claim of a shareholder to receive a dividend distribution expires after five (5) years after the dividend becomes due and payable.

18.9	For the calculation of the amount of the profit distribution, the shares held by the company in its own capital shall be excluded.

19.	GENERAL MEETING

19.1	The general meeting shall be held within six (6) months of the end of the company’s financial year in order to discuss and adopt the annual accounts.

19.2	Other general meetings shall be held as often as either the Board of Managing Directors or the Board of Supervisory Directors or the shareholders representing not less than one-tenth (1/10) of the company’s issued capital deem necessary.

19.3	General meetings shall be called by either the Board of Managing Directors or the Board of Supervisory Directors or the shareholders representing one-tenth (1/10) of the company’s issued capital, by sending letters to the addresses recorded in the shareholders’ register. Convocation shall take place not later than on the fifteenth day prior to the day of the meeting.

19.4	Resolutions may be legally adopted on any item on the agenda provided that they are adopted by a unanimous vote at a general meeting at which the company’s entire issued capital is represented, even if the requirements for convening and conducting the meeting as prescribed by the law or the company’s articles of association have not been complied with.

19.5	General meetings shall be held in the municipality in which the company’s seat is situated according to its articles of association, or Haarlemmermeer (Schiphol), The Netherlands.

19.6	General meetings shall be chaired by the chairman of the Board of Supervisory Directors or, in his absence, by the deputy chairman of the Board of Supervisory Directors; if the latter is

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also absent, a chairman shall be appointed at the meeting.

19.7	Every share shall entitle its holder to cast one (1) vote.

19.8	Resolutions shall be passed by an absolute majority of the votes cast, unless the law or these articles of association prescribe another majority.

20.	RESOLUTIONS PASSED OUTSIDE A MEETING

Rather than at a general meeting, the shareholders may also pass resolutions in writing, provided that they do so by a unanimous vote representing the company’s entire issued capital. Paragraph 16.5, second sentence, shall also apply.

21.	MEETINGS OF HOLDERS OF ONE AND THE SAME CLASS OF SHARES

21.1	Meetings of the holders of one and the same class of shares shall be called by the Board of Supervisory Directors, the Board of Managing Directors or any holder of one (1) or more shares of a class which is intended to be represented as such meeting.

21.2	The meeting shall appoint a chairman from its midst.

21.3	Articles 19 and 20 shall otherwise apply accordingly.

22.	AMENDMENT TO THE ARTICLES OF INCORPORATION AND DISSOLUTION

If a motion to amend the articles of association or to dissolve the company is submitted to the general meeting, the convening notice must state this fact. A resolution to amend the articles of association which will (i) amend, alter or repeal any provision of these articles of association in a manner that adversely affects the powers, preferences or rights of the class D preferred shares or (ii) increase the number of class D preferred shares in the authorized capital, requires the approval of the meeting of holders of class D preferred shares.

If the convening notice concerns an amendment to the articles of association a copy of the motion containing a verbatim text of the proposed amendment must be deposited at the company’s office for inspection by the shareholders until the meeting is adjourned.

23.	LIQUIDATION

23.1	If the company is dissolved pursuant to a resolution by the general meeting, its liquidation shall be carried out by the Board of Managing Directors, as supervised by the Board of Supervisory Directors.

23.2	The provisions of these articles of association shall, if possible, continue to be in force during the liquidation.

23.3	Upon any liquidation, dissolution or winding up of the company and its subsidiaries, whether voluntary or involuntary (a “Liquidation Event”): Each holder of outstanding class D preferred shares shall be entitled to be paid in cash, before any amount shall be paid or distributed to the holders of Junior Shares (as defined below), an amount per class D preferred share equal to sixteen dollars and twenty-one thousand eight hundred seventy-five/millionth of a dollar (USD 16.021875) (as adjusted appropriately for share splits, share

20

dividends, combinations, recapitalizations and the like, the “Original Issue Price”) minus any Prior Distributions in respect of such class D preferred share (the “Class D Preference Amount”). The class E shares, class C shares, class B1 shares, class B2 shares, class A shares, ordinary shares and other share capital ranking on liquidation junior to the class D preferred shares are referred to herein collectively as “Junior Shares”. If the amounts available for distribution by the company to the holders of class D preferred shares upon a Liquidation Event are not sufficient to pay the aggregate Class D Preference Amount due to such holders, such holders of Class D preferred shares shall share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled.

23.4	After the prior payment in full of the Class D Preference Amount in connection with a Liquidation Event, the remaining assets and funds of the company available for distribution to its shareholders, if any, shall be distributed among the holders of class D preferred shares and Junior Shares then outstanding, pro rata, on an as-if-converted basis.

23.5	In the event of: (i) any merger or consolidation of the company with or into another company in which less than a majority of the outstanding voting power of the surviving or consolidated company immediately following such event is held by persons or entities who were shareholders of the company immediately prior to such event; (ii) any acquisition by any Person (or group of affiliated or associated persons) of beneficial ownership of a majority of the outstanding share capital of the company (whether or not by means of newly-issued shares); or (iii) any other change of control of a majority of the outstanding voting power of the company (each, a “Liquidity Event”), in any case effected pursuant to Article 2.7 or 2.8 of the Shareholders Agreement (provided that a Liquidity Event shall not in any event be deemed to include the company’s initial public offering of its securities and for the avoidance of doubt any Liquidity Event not effected pursuant to Article 2.7 or 2.8 of the Shareholders Agreement shall be subject to the consent of certain shareholders of the company in accordance with Article 1.5.b(iv) of the Shareholders Agreement and paragraph 12.3(d) of these articles of association):

(i)

subject to 23.5 (ii) below, each holder of outstanding class D preferred shares shall be entitled to receive an amount per share in cash and/or Liquid Securities, before any amount shall be distributed to the holders of Junior Shares, equal to the sum of (A) (1) if such Liquidity Event is consummated on or prior to the first day of October, two thousand twelve, seven dollars and nine hundred sixty-six thousand six hundred sixty-seven/millionth of a dollar (USD 7.966667), (2) if such Liquidity Event is consummated after the first day of October, two thousand twelve, but on or prior to the first day of October, two thousand thirteen, six dollars and nine hundred

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fifty-eight thousand three hundred thirty-three/millionth of a dollar (USD 6.958333) or (3) if such Liquidity Event is consummated after the first day of October, two thousand thirteen, five dollars and nine hundred sixty-six thousand six hundred sixty-seven/millionth of a dollar (USD 5.966667) (each such amount to be adjusted appropriately for share splits, share dividends, combinations, recapitalizations and the like) plus (B) any Class D Cumulative Dividends accumulated but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon plus (C) such amount of the remaining proceeds as would have been payable in such Liquidity Event per class D preferred share (after giving effect to the payments under clauses (A) and (B) (including, for the avoidance of doubt, the payment of all dividends in respect of such class D preferred share) had each such class D preferred share been converted into an ordinary share pursuant to paragraph 6.6 immediately prior to such Liquidity Event (the aggregate amount per share payable pursuant to this clause (i), the “Class D Liquidity Event Preference Amount”).

(ii)

Notwithstanding anything in subparagraph (ii) to the contrary, in the event that the formula set forth in subparagraph (i) would result in a Class D Liquidity Event Preference Amount for any class D preferred share equal to or greater than (A) twenty-eight dollars and thirty-eight thousand two hundred eighty-one/millionth of a dollar (USD 28.038281) minus any Prior Distributions in respect of such class D preferred share, if such Liquidity Event is consummated on or prior to the first day of October, two thousand eleven, (B) twenty-six dollars and four hundred thirty-six thousand ninety-four/millionth of a dollar (USD 26.436094) minus any Prior Distributions in respect of such class D preferred share, if such Liquidity Event is consummated after the first day of October, two thousand eleven, but on or prior to the first day of October, two thousand twelve, (C) twenty dollars and eight hundred twenty-eight thousand four hundred thirty-eight/millionth of a dollar (USD 20.828438) minus any Prior Distributions in respect of such class D preferred share, if such Liquidity Event is consummated after the first day of October, two thousand twelve, but on or prior to the first day of October, two thousand thirteen, or (D) sixteen dollars and twenty-one thousand eight hundred seventy-five/millionth of a dollar (USD 16.021875) minus any Prior Distributions in respect of such class D preferred share, if such Liquidity Event is consummated after the first day of October, two thousand thirteen, (each such amount to be adjusted appropriately for share splits, share dividends, combinations, recapitalizations and the like), but in each case only to the extent the amount payable for each such class D preferred

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share (up to such applicable limitation) is free and clear of any escrow arrangements, earn-out arrangements or other deferred or contingent consideration arrangements (each such amount, the “Applicable Maximum Participation Amount”), each holder of outstanding class D preferred shares shall be entitled upon such Liquidity Event to be paid in cash and/or Liquid Securities, an amount per class D preferred share equal to (but not more than) the greater of (1) the Applicable Maximum Participation Amount and (2) the sum of (x) any Class D Cumulative Dividends accumulated but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon and (y) the amount such holder would have received for such class D preferred share if all class D preferred shares had been converted into ordinary shares pursuant to paragraph 6.6 and in accordance with the Conversion Shareholders Resolution immediately prior to such Liquidity Event (for the avoidance of doubt, disregarding subparagraph (i) above but after giving effect to the dividend payments in clause (x) above) (and such greater amount shall thereafter be the “Class D Participation Amount”), provided however that the Applicable Maximum Participation Amount shall be paid to the holder of outstanding class D preferred shares before any amount shall be paid or distributed to the holders of Junior Shares and any amounts due to the holder of outstanding class D preferred shares in excess of the Applicable Maximum Participation Amount in accordance with (2) above, if applicable, shall be distributed concurrently with any amount distributed to the holders of Junior Shares.

(iii)	after the prior payment in full of the Applicable Maximum Participation Amount in connection with a Liquidity Event, the remaining proceeds of such Liquidity Event, if any, shall be distributed among the holders of Junior Shares then outstanding, pro rata, on an as-if-converted basis.

23.6	The provisions of this article shall not in any way limit the right of the holders of class D preferred shares to elect to convert their class D preferred shares into ordinary shares pursuant to paragraph 6.6 prior to or in connection with any Liquidity Event.

23.7

In the event of a Liquidity Event, all consideration payable to the shareholders of the company in connection with any such Liquidity Event shall be, as applicable, paid by the purchaser to the holders of the class D preferred shares and Junior Shares in accordance with the preferences and priorities set forth in subparagraphs 23.5(i) and 23.5(ii), with such preferences and priorities specifically intended to be applicable in any such Liquidity Event as set forth in subparagraphs 23.5(i) and 23.5(ii). In furtherance of the foregoing, the company shall take such actions as are necessary to give effect to the provisions of subparagraphs 23.5(i) and 23.5(ii), including without limitation, in the case of a merger, or

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consolidation, causing the definitive agreement relating to such merger, or consolidation to provide for a rate at which the class D preferred shares are converted into or exchanged for transaction consideration in a manner which gives effect to the preferences and priorities set forth in paragraph 23.5.

23.8	All amounts payable to the holders of class D preferred shares in connection with a Liquidity Event pursuant to subparagraphs 23.5(i) and 23.5(ii) shall be made in cash and/or Liquid Securities at the closing of such Liquidity Event and only such amounts as are in excess of the Applicable Maximum Participation Amount may be placed in escrow or subject to any earn-out arrangement or other deferred or contingent consideration arrangement. Subject to the foregoing, if any portion of the consideration payable to the shareholders of the company in such Liquidity Event is placed into escrow or is subject to any earn-out arrangement or other deferred or contingent consideration arrangement, the definitive agreement governing such Liquidity Event shall provide that (A) the portion of such consideration that is not placed in escrow and not subject to any earn-out, deferral or contingencies (the “Initial Consideration”) shall be allocated among the holders of class D preferred shares in accordance with subparagraphs 23.5(i) and 23.5(ii) as if the Initial Consideration were the only consideration payable in connection with such Liquidity Event and (B) any additional consideration that becomes payable to the shareholders of the company upon release from escrow or satisfaction of the earn-out, deferral or contingency arrangement (as the case may be) shall be allocated among the holders of class D preferred shares and/or Junior Shares in accordance with subparagraphs 23.5(i) and 23.5(ii) while taking into account the aggregate amount of the Initial Consideration and any additional consideration paid or payable as part of the same transaction.

23.9	Any securities or other consideration to be delivered to the holders of the class D preferred shares upon any Liquidation Event or Liquidity Event in accordance with the terms of these articles of association shall be valued as follows:

(a)	If traded on a nationally recognized securities exchange or inter-dealer quotation system, the value shall be deemed to be the average of the closing sales prices of the securities on such exchange or system over the thirty-day period ending three (3) business days prior to the closing;

(b)	If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty-day period ending three (3) business days prior to the closing; and

(c)

If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the company and the holders of not less than a majority of the then-outstanding class D preferred shares; provided that if the company and the

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holders of a not less than a majority of the then-outstanding shares of class D preferred shares are unable to reach agreement, then by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid fifty percent (50%) by the company and fifty percent (50%) by the holders of class D preferred shares.

23.10	After the company has ceased to exist, the books, records and other carriers of data shall be kept by the person designated thereto by the liquidators for seven (7) years.

24.	INDEMNIFICATION

To the fullest extent permitted by applicable law, the company is authorised to provide indemnification of (and advancement of expenses to) Managing Directors, Supervisory Directors and shareholders, officers and agents of the company through these articles of association, agreements with such agents or otherwise.

Any amendment, repeal or modification of the foregoing provisions of this article shall not adversely affect any right or protection of any Managing Director, Supervisory Director, shareholder, officer or other agent of the company existing at the time of such amendment, repeal or modification.

25.	CORPORATE OPPORTUNITY

The company acknowledges that each of the shareholders will likely have, from time to time, information that may be of interest to the company (the “Information”) regarding a wide variety of matters including, by way of example only, (a) shareholders’ technologies, plans and services and plans and strategies relating thereto, (b) current and future investments the shareholders or any of their respective affiliates have made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including, without limitation, technologies, products and services that may be competitive with the company’s and (c) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including, without limitation, companies that may be competitive with the company. The company recognizes that a portion of such Information may be of interest to the company. The company agrees that none of the shareholders shall have any duty to disclose any Information to the company or permit the company to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the company if it were aware of such Information, and hereby waives, to the extent permitted by law and subject to any non compete arrangements, any claim based on the corporate opportunity doctrine or otherwise that could limit the ability of the shareholders or any of their respective affiliates to pursue opportunities based on such Information or that would require the shareholders or any of their respective affiliates to

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disclose any such Information to the company or offer any opportunity relating thereto to the company.

V.	FINAL PROVISIONS

1.	Pursuant to the execution of this deed of conversion the members capital (ledenkapitaal) of the Cooperative is converted into shareholders equity of the public limited liability company: AVG Technologies N.V. (the “Company”), whereby the issued capital of the Company amounts to four hundred and eighty thousand euro (EUR 480,000.00), divided into (i) sixteen million two hundred thousand (16,200,000) class A shares, numbered A-1 up to and including A-16,200,000, (ii) nine million three hundred sixteen thousand two hundred and twenty-four (9,316,224) class B1 shares, numbered B1-1 up to and including B1-9,316,224, (iii) three million two hundred eighty-three thousand seven hundred and seventy-six (3,283,776) class B2 shares, numbered B2-1 up to and including B2-3,283,776, (iv) twelve million (12,000,000) class D preferred shares, numbered D-1 up to and including D-12,000,000, and (v) seven million two hundred thousand (7,200,000) class E shares, numbered E-1 up to and including E-7,200,000, with a nominal value of one eurocent (EUR 0.01) each (the “Shares”).

2.	The Cooperative currently has four members: one Member A, one Member B, one Member D and one Member E, as further specified in the Resolution. In accordance with article 2:72 paragraph 3 of the Dutch Civil Code, all current members of the Cooperative shall become shareholders of the Company pursuant to the execution of this deed of conversion and amendment of the articles of association. The Shares are allocated to these members as follows:

a.	the sixteen million two hundred thousand (16,200,000) class A shares, numbered A-1 up to and including A-16,200,000, with a nominal value of one eurocent (EUR 0.01) each, are allocated to the Member A (the “A Shares”);

b.	the nine million three hundred sixteen thousand two hundred twenty-four (9,316,224) class B1 shares, numbered B1-1 up to and including B1-9,316,224, with a nominal value of one eurocent (EUR 0.01) each, are allocated to the Member B (the “B1 Shares”);

c.	the three million two hundred eighty-three thousand and seven hundred seventy-six (3,283,776) class B2 shares, numbered B2-1 up to and including B2-3,283,776 and the twelve million (12,000,000) class D preferred shares, numbered D-1 up to and including D-12,000,000, with a nominal value of one eurocent (EUR 0.01) each, are allocated to the Member D (the “B2/D Shares”); and

d.	the seven million two hundred thousand (7,200,000) class E shares, numbered E-1 up to and including E-7,200,000, with a nominal value of one eurocent (EUR 0.01)

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each, are allocated to the Member E (the “E Shares”).

3.	The auditor’s statement as referred to in article 2:72 paragraph 2 under a of the Dutch Civil Code has been attached to this deed.

4.	In the Resolution, each member of the Cooperative has waived its rights to terminate its membership of the Cooperative on the basis of article 2:36 paragraph 4 Dutch Civil Code and has accepted the allocation of the relevant shares as referred to under 2 above.

5.	Finally, the appearing person, hereby acting upon a written power of attorney of:

a.	Grisoft Holdings B.V., a private company with limited liability, organized and existing under the laws of The Netherlands, having its corporate seat in Amsterdam, the Netherlands, with address Teleportboulevard 140, 1043 EJ Amsterdam, the Netherlands, and registered with the trade register under number 34201080 (“GHBV”), as Member B of the Cooperative;

b.	Intel Capital (Cayman) Corporation, a company incorporated under the laws of the Cayman Islands, having its registered office at Caledonian Trust (Cayman) Limited, Caledonian House, 69 Dr Roy’s Drive, George Town, Grand Cayman, Cayman Islands and registered with the Registry of Companies, Cayman Islands, under number 10735 (“Intel”), as Member E of the Cooperative;

c.	PEF V Information Technology II S.àr.l., a company incorporated under the laws of Luxembourg, having its registered office at 2 Avenue Charles de Gaulle, L-1653 Luxembourg, Luxembourg, and registered with the Registre de Commerce et des Sociétés of Luxembourg under number B 110314 (“PEF”), as Member A of the Cooperative; and

d.	TA AVG Participations Coöperatief U.A., a cooperative with excluded liability, organized and existing under the laws of The Netherlands, having its corporate seat in Amsterdam, the Netherlands, with address Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, and registered with the trade register under number 34358292 (“TA”), as Member D of the Cooperative, declares as follows:

1.	to the extent required under Dutch law, GHBV hereby accepts the B1 Shares;

2.	to the extent required under Dutch law, Intel hereby accepts the E Shares;

3.	to the extent required under Dutch law, PEF hereby accepts the A Shares;

4.	to the extent required under Dutch law, TA hereby accepts the B2/D Shares.

The appearing person is known to me, civil law notary.

The identity of the appearing person was established by me, civil law notary, on the basis of the above mentioned document intended for identification purposes.

WITNESSED THIS DEED, the original of which was drawn up and executed in Amsterdam on

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the date first written above.

Prior to the execution of this deed, I, civil law notary, informed the appearing person of the substance of the deed and gave the appearing person an explanation thereon, and furthermore pointed out the consequences which will result for the parties, or one or more of them, from the contents of this deed.

Subsequently, the appearing person declared to have taken note of the contents of this deed after timely being given the opportunity thereto and waived a full reading of this deed.

Immediately after a limited reading, this deed was signed by the appearing person and me, civil law notary.